Exhibit 5.1

FOX ROTHSCHILD LLP
Campbell Mithun
222 South Ninth Street, Suite 2000
Minneapolis, MN 55402

November 8, 2019

Marten Transport, Ltd.

129 Marten Street

Mondovi, Wisconsin 54755

Ladies and Gentlemen:

We are acting as counsel to Marten Transport, Ltd., a Delaware corporation (the “Company”), in connection with the filing on this date of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) for the registration of 1,300,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), issuable to awards under the Marten Transport, Ltd. 2015 Equity Incentive Plan, as amended on May 7, 2019 (the “Plan”).

We have examined the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company’s Common Stock registered by the Registration Statement, when issued under the Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company’s transfer agent and registered by the Company’s registrar prior to its issuance.

Our opinion herein is expressed solely with respect to the laws of the State of Delaware and is based on these laws as in effect on the date hereof. We express no opinion as to any other law or any matter other than as expressly set forth below, and no opinion as to any other law or matter may be inferred or implied herefrom.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such Shares and payment therefore in accordance with the provisions of the Plan and the instruments executed pursuant to the Plan, the Shares will be legally and validly issued, fully paid, and non-assessable.

The opinion expressed herein is rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Fox Rothschild LLP